Exhibit 10.1

AWARD DESCRIPTION AND AGREEMENT FOR

PERFORMANCE ACCELERATED RESTRICTED STOCK UNIT AWARD

GRANTED UNDER THE ARCH CHEMICALS, INC.

2009 LONG TERM INCENTIVE PLAN

GRANTED FEBRUARY 18, 2011

1.	Terms

The terms and conditions of the Performance Accelerated Restricted Stock Units (as defined below) are contained in the Award Certificate (as defined below) evidencing the grant of such Performance Accelerated Restricted Stock Units, this Award Agreement (as defined below) and in the Arch Chemicals, Inc. 2009 Long Term Incentive Plan (the “Plan”) and such resolutions, rules and policies previously or hereinafter adopted by the Compensation Committee of the Board of Directors of Arch Chemicals, Inc. from time to time; provided that all such terms and conditions contained in documents other than this Award Agreement are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement (including any terms incorporated herein), the terms of the Plan shall govern.

2.	Definitions

As used herein:

“Award Agreement” means this Award Description and Agreement.

“Award Certificate” means the Award Certificate representing the Performance Accelerated Restricted Stock Units granted to the Participant.

“Early Vesting Time” means with respect to a particular Performance Accelerated Restricted Stock Unit, the end of the third calendar year after grant beginning with the calendar year in which such unit is granted.

“Non-Section 16 Employee” means any Participant who is not subject to the requirements under Section 16 of the Securities Exchange Act of 1934, as amended.

“Participant” means the individual designated as such in the Award Certificate.

“Payment Value” means, with respect to a Performance Unit, the amount, if any, relating to such Performance Accelerated Restricted Stock Unit that a Participant has earned at the Early Vesting Time under the Performance Formula applicable to such unit.

“Performance Criteria” means, with respect to a Performance Accelerated Restricted Stock Unit, the performance measure set forth in Exhibit I hereto.

“Performance Formula” means, with respect to a Performance Accelerated Restricted Stock Unit, the formula as set forth in the resolutions of the Committee to determine the Payment Value of such Performance Accelerated Restricted Stock Unit at the Early Vesting Time.

“Performance Goal” means, with respect to a particular Performance Accelerated Retention Stock Unit, the particular goal or goals established by the Committee with respect to a particular Performance Criteria for such unit as set forth in resolutions of the Committee as adopted from time to time.

“Performance Accelerated Restricted Stock Units” means the Performance Accelerated Restricted Stock Units awarded to the Participant pursuant to the Award Certificate and Section 6(d) of the Plan, where each such Performance Accelerated Restricted Stock Unit is denominated as one phantom Share and represents conditional unfunded and unsecured promise by the Company to deliver either a Share or a cash payment pursuant to Section 3 below.

“Share” means a share of Company common stock, par value $1.00 per share.

“Valuation Date” means the first business day immediately prior to, as applicable, a Change of Control or the Participant’s death (or if the Company’s common stock is not traded on such day, the first preceding day on which such stock is traded).

“Vesting Period” means, with respect to a particular Performance Accelerated Restricted Stock Unit, the five-year period beginning with the calendar year in which such unit is granted and ending on December 31 of the fifth calendar year thereafter; provided the Vesting Period shall end at the end of the third calendar year if the Performance Formula results in a targeted payout or above at that time.

“Vesting Time” means, with respect to Performance Accelerated Restricted Stock Units, the close of business on the last day of the applicable Vesting Period; provided that if the Participant incurs a Termination of Employment during the Vesting Period but becomes vested in some or all of the Participant’s Performance Accelerated Restricted Stock Units pursuant to Section 4 hereunder, the Vesting Time shall be the date on which the Participant incurs such Termination of Employment.

Other capitalized terms used in this Award Agreement but not defined herein shall have the meanings specified in the Plan.

3.	Vesting and Payment

(a)	Except as provided in the Plan, and subject to Sections 4 and 5 of this Award Agreement, a Participant’s interest in the outstanding Performance Accelerated Restricted Stock Units (including those, if any, resulting from the Performance Formula, if applicable) shall vest at the Vesting Time applicable to such units. Each Performance Accelerated Restricted Stock Unit not vested by the Vesting Time applicable to such unit shall be forfeited.

(b)	Except as otherwise determined by the Committee or as provided in the Plan, and subject to Section 5 of this Award Agreement, following the Vesting Time, a percentage of the vested Performance Accelerated Restricted Stock Units shall be payable to a Participant in cash and the remaining percentage of the vested Performance Accelerated Restricted Stock Units shall be payable to a Participant in Shares on a one-for-one basis. Such percentages shall be set forth in the applicable Award Certificate. Such percentages may range from 0% to 100%.

(c)	The total amount of Performance Accelerated Restricted Stock Units, if any, vested in a Participant at the Vesting Time shall be paid as soon as practicable after the Vesting Time but no later than March 15th of the calendar year following the year in which the Vesting Time occurs.

(d)	For Performance Accelerated Restricted Stock Units that are to be paid in cash, except in connection with a payment arising as a result of the Participant’s death or a Change of Control, the Performance Accelerated Restricted Stock Units will be valued using the average of the “daily fair market value” for the last five trading days ending on the date the Vesting Time occurs (or if the Vesting Time is not a trading day, the last five trading days prior to the Vesting Time), where “daily fair market value” for this purpose means the average of the high and low sales prices of a Share on each trading day in that five-day period, as reported on the consolidated transaction reporting system for New York Stock Exchange issues. In connection with a cash payment arising as a result of death or a Change of Control, the Performance Accelerated Restricted Stock Units will be valued at the average of the high and low quoted sales prices of a Share as reported on the consolidated transaction reporting system for New York Stock Exchange issues on the Valuation Date. To the extent that payments in respect of Performance Accelerated Restricted Stock Units will be paid in a foreign currency, the conversion from U.S. dollars to the foreign currency will be based on the exchange rate in effect (i) in the case of a payment arising for any reason other than a Participant’s death or a Change of Control, at the close of business on the fifth day of the five trading day period over which the “daily fair market value” is determined and (ii) in the case of a payment arising as a result of a Participant’s death or a Change of Control, the exchange rate in effect at the close of business on the Valuation Date.

(e)

The amount of the Payment Value and any resulting Performance Accelerated Restricted Stock Units shall be determined under the Performance Formula as of the Early Vesting Time. If the Performance Formula as of such time would result in no payout of any units, then the Performance Formula shall not be used to determine the Payment Value or the number of units that vest. In all other circumstances, any payout and any vesting shall be 100% of units originally granted (except to extent there is a proration as provided in Paragraph 4 hereof; in which case, it will be 100% of the units in the amount resulting from the proration). The Performance Formula shall not be applicable in the event Paragraphs 4 and/or 5 hereof apply to the Performance Accelerated Restricted Stock Units.

4.	Termination of Employment

(a)	In the event of a Participant’s Termination of Employment during the Vesting Period (i) by the Company for cause (determined based on the Company’s policies and practices in effect at the time of such Termination of Employment) or (ii) due to any other reason other than the Participant’s Disability or death, all outstanding Performance Accelerated Restricted Stock Units shall be forfeited; provided that in the case of any such Termination of Employment other than by the Company for cause, the Committee (or, in the case of a Participant who is a Non-Section 16 Employee on the date of his or her Termination of Employment, the Company’s Chief Executive Officer or Vice President of Human Resources) may determine, in its or such officer’s (as applicable) sole discretion, that a portion of the Performance Accelerated Restricted Stock Units in the amount originally granted (determined on a prorated basis based on the number of days elapsed from the beginning of the Vesting Period applicable to the Performance Accelerated Restricted Stock Units up to and including the date of the Termination of Employment) shall become vested and nonforfeitable, and that the cash and Shares subject to such vested Performance Accelerated Restricted Stock Units shall be delivered to the Participant in accordance with Section 3 of this Award Agreement.

(b)	In the event of a Participant’s Termination of Employment during the Vesting Period by reason of death, all Performance Accelerated Restricted Stock Units in the amount originally granted that are not vested and nonforfeitable as of the date of the Participant’s death, shall become fully vested and nonforfeitable, and the cash and Shares subject to such vested Performance Accelerated Restricted Stock Units shall be delivered to the Participant in accordance with Section 3 of this Award Agreement.

(c)	In the event of a Participant’s Termination of Employment during the Vesting Period by reason of Disability, a portion of the Performance Accelerated Restricted Stock Units in the amount originally granted (determined on a prorated basis based on the number of days elapsed from the beginning of the Vesting Period applicable to the Performance Accelerated Restricted Stock Units up to and including the date of the Termination of Employment) shall become fully vested and nonforfeitable, and the cash and Shares subject to such vested Performance Accelerated Restricted Stock Units shall be delivered to the Participant in accordance with Section 3 of this Award Agreement.

5.	Change of Control

Unless the Committee or the Board determines otherwise, upon a Change of Control during the Vesting Period, as the case may be, Performance Accelerated

Restricted Stock Units, as the case may be, that are not vested shall become vested and deemed earned in the amount originally granted, and shall be paid to the Participant in cash as soon as practicable but no later than the tenth (10th) business day after the Change of Control, in each case, notwithstanding that the applicable Vesting Period shall not have been completed.

6.	Tax Withholding

The delivery of Shares or cash pursuant to this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 11(d) of the Plan. The Company will withhold from the payout of Performance Accelerated Restricted Stock Units, as the case may be, the amount necessary to satisfy all minimum statutory withholding tax requirements. The Company shall be authorized to take such actions as the Company may deem necessary (including, without limitation, in accordance with applicable law, withholding amounts from any compensation or other amounts owing from the Company to the Participant) to satisfy all obligations for the payment of such taxes. Notwithstanding anything herein to the contrary, applicable withholding taxes shall first be satisfied from any cash payment made pursuant to this Award Agreement and, to the extent such cash payments are insufficient to satisfy such withholding taxes, the Company shall use Shares to be delivered hereunder to satisfy any remaining withholding requirements.

7.	Dividend Equivalents

In the event Performance Accelerated Restricted Stock Units payout for any reason, an additional amount (the “Dividend Equivalent Amount”) shall be paid in cash to the Participant at the time of payout of the Performance Accelerated Restricted Stock Units. The Dividend Equivalent Amount shall be equal to the aggregate amount of cash dividends that would have been paid on the units actually being paid out in the Payment Value (whether in cash or shares) had such units been issued as actual Shares at the start of the Vesting Period through the earlier of the (i) date the units are paid out and (ii) the end of the Vesting Period (subject to Paragraph 7 hereof). No Dividend Equivalent Payment shall be made with respect to any unit or units forfeited (whether by proration or otherwise). Performance Accelerated Restricted Stock Units carry no voting rights nor shall the holder thereof be entitled to dividends or other rights enjoyed by shareholders except as otherwise provided in this Section 9. The obligation hereunder shall be an unfunded and unsecured obligation of the Company. No interest shall accrue on any Dividend Equivalent Amount.

8.	Fractional Shares

In the event a payout in the form of Shares would entitle a Participant to a fractional share of Company’s common stock, such fractional share shall be rounded up to the next whole number of Shares and the Performance Accelerated Restricted Stock Units, as the case may be, to be paid out in cash, if any, shall be reduced by the same amount as the fractional increase to the payout in Shares.

9.	Non-Transferability

Unless otherwise provided by the Committee in its discretion, Performance Accelerated Restricted Stock Units may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered by any Participant, otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

10.	Miscellaneous

(a)	By acceptance of the award of Performance Accelerated Restricted Stock Units, each Participant agrees that such award is special compensation, and that any amount paid under this Award Agreement will not affect:

(i)	the amount of any pension under any pension or retirement plan in which he or she participates as an employee of the Company,

(ii)	the amount of coverage under any group life insurance plan in which he or she participates as an employee of the Company, or

(iii)	the benefits under any other benefit plan of any kind heretofore or hereafter in effect, under which the availability or amount of benefits is related to compensation.

(b)	The Participant hereby agrees and acknowledges that he has read and understood the covenants (including the noncompetition covenant) set forth under Section 10 of the Plan, and agreed to be bound by such covenants.

(c)	The Company may affix to certificates for Shares (if any) issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which any Participant may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

(d)	The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

(e)	The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

(f)	The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 11(e) of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair a Participant’s vested rights under this Award Agreement shall not to that extent be effective without the Participant’s consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the Performance Accelerated Restricted Stock Units shall be subject to the provisions of Section 7(c) of the Plan).

Exhibit I

Performance Criteria:	Return on Equity (“ROE”) for the fiscal year ending on December 31 of the third calendar year of the Vesting Period.

“ROE” shall mean for a fiscal year relating to such units the consolidated net income of the Company before the after tax effect of any extraordinary expenses or losses, losses on sale of businesses, impairment charges, special charges or extraordinary gains, gains on the sale of businesses or sales not in the ordinary course of business and any cumulative effect of any change in accounting principle (at the end of such fiscal year), divided by average shareholders’ equity (the average calculated using shareholders’ equity at the beginning and end of such fiscal year excluding the impact on ending shareholders’ equity of extraordinary expenses or losses, losses on sale of businesses, impairment charges, special charges or extraordinary gains, gains on sale of businesses or sales not in the ordinary course of business).